Exhibit 99.1

BEVsystems International, Inc. Granted Motion to Convert Case to Chapter 11 Wednesday May 12, 3:43 pm ET

TAMPA, Fla., May 12, 2004 (PRIMEZONE) -- BEVsystems International, Inc. (the ``Company'') (Other OTC:BEVI.PK - News) announced today that the United States Bankruptcy Court for Middle District of Florida granted its motion to convert the Chapter 7 bankruptcy proceeding to a Chapter 11 bankruptcy proceeding. Chapter 11 covers proceedings in which a company maintains control of the business while it reorganizes its debts, liabilities and finances.

Under Chapter 11 of the United States Bankruptcy Code, the Company will have the opportunity to file a Plan of Reorganization that details how it will pay valid creditor claims, restructure its business, operations and finances, emerge from Chapter 11 and reestablish its ability to be financially self-sustaining. However, although we will submit this Plan of Reorganization, there are no guarantees that the Bankruptcy Court will approve such plan or that we will ever become financially self-sustaining.

Rand Gray, CEO of the Company, stated, ``This is expected good news for our company. We can now move forward with our business objectives, restructure our debt and concentrate on the sales and distribution of our product.''

About BEVsystems International, Inc.

Miami-based BEVsystems International, Inc. (Other OTC:BEVI.PK - News) owns the internationally distributed oxygen-enhanced bottled water brand, Life 02, and the proprietary Life 02 SuperOxygenation process. Life 02 is SuperOxygenated performance water. This technology allows BEVsystems to infuse its Life 02 brand and global co-branded products with up to 15 times (1,500%) more oxygen than ordinary bottled water. The Company's intellectual property includes 25 patents issued in the U.S. and foreign countries. Life 02 and other co-branded products that utilize the Life 02 SuperOxygenated process are available in 31 countries worldwide. Visit http://www.bevsystems.com.

About Sun Rayz Water, Inc.

On April 8, 2004, BEVsystems International, Inc. acquired all of the issued and outstanding shares of common stock of Sun Rayz Water, Inc. Sun Rayz's sole asset is a Marketing, Distribution and Copacking Sub-Licensing Agreement that provides Sun Rayz with the non-exclusive, worldwide right to use the ``FLA-USA'' label in connection with the marketing, sale and distribution of bottled water products on a retail and wholesale basis.

``Safe Harbor Statement'' Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this Release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.

Contact:

BEVsystems International, Inc.
Rand Gray, CEO
727-375-0290